Exhibit 21.1

SIGNIFICANT SUBSIDIARIES

KIM ACI, LLC	82-3126271
KIMKON INC.	74-3048382
KRSX MERGE, LLC	81-2963805
KIMSOUTH REALTY, INC.	56-1819372